Exhibit 99.1

ChemoCentryx Reports Second Quarter 2018 Financial Results and Recent Highlights

— Completed patient enrollment in Phase III ADVOCATE trial of avacopan in ANCA-associated vasculitis —

— Ongoing clinical trials with avacopan in C3 Glomerulopathy (C3G) and CCX140 in Focal Segmental Glomerulosclerosis (FSGS), diseases with no approved therapies –

— Launch of clinical development of avacopan in Hidradenitis Suppurativa (HS), an orphan dermatological disease, remains on track for 2018 —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., August 9, 2018 — ChemoCentryx, Inc., (Nasdaq:CCXI), today announced financial results for the second quarter ended June 30, 2018 and provided an overview of the Company’s recent corporate highlights.

“A most important milestone has recently been achieved at ChemoCentryx: we completed enrollment of over 300 patients in our landmark ADVOCATE Phase III trial in ANCA-associated vasculitis,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We’re targeting the fourth quarter of 2019 for the release of top-line data from ADVOCATE, and expect that successful trial results would form the basis of our new drug application to the FDA. Our very healthy balance sheet also enables us to simultaneously pursue other high unmet need, high value disease indications. Specifically, controlled clinical trials are underway for avacopan in C3G and for our other innovative kidney asset, CCX140 in FSGS. These are all orphan renal diseases with no approved therapies. Our plan to expand into orphan dermatological disease is also progressing extremely well. We intend to launch a large controlled clinical trial of avacopan in hidradenitis suppurativa later this year. In sum, 2018 is shaping up to be a watershed year for the Company, and we believe our momentum is building.”

Recent Highlights

•

ChemoCentryx has completed enrollment of 316 patients in the Phase III ADVOCATE pivotal trial of avacopan for the treatment of ANCA-associated vasculitis. The trial will evaluate the safety and efficacy of avacopan following 52 weeks of treatment.

•

Expanded commercial alliance with Vifor Pharma to provide Vifor with commercialization rights in China for avacopan and CCX140, in exchange for upfront cash payments to ChemoCentryx totaling $21.5 million, plus tiered royalties between the teens and mid-twenties on potential net future sales in the Vifor territories.

•

Surpassed 45% of the patient enrollment target in the Company’s clinical trial evaluating avacopan for C3G. C3G is a rare disorder that often affects the young, requiring dialysis and often kidney transplant with relapsing disease common. There is no approved effective treatment.

•	Reported $91.5MM in cash receipts year-to-date; current balance sheet >$200MM in cash and equivalents.

•	Developed plan to launch clinical trials by the end of 2018 of avacopan in HS, an inflammatory and chronic skin disease characterized by recurrent, painful, boil-like nodules under the skin.

•	Launched clinical development of CCR2 inhibitor CCX140 in two sub-populations of primary FSGS, an orphan kidney disease with no approved treatment option.

Second Quarter 2018 Financial Results

Cash, cash equivalents and investments totaled approximately $201.8 million at June 30, 2018. In the first six months of 2018, ChemoCentryx received $91.5 million in cash from milestone and upfront payments and credit facility advances. Cash utilized for the first six months of the year was $25MM. For the full year, the Company expects to utilize cash and investments between $60 million and $70 million.

Revenue was $15.0 million for the second quarter of 2018, compared to $8.9 million for the same period in 2017. Revenue recognized represents amortization of the upfront license fee commitments, milestone payments and collaboration funding from Vifor pursuant to the Avacopan Agreement, Avacopan Amendment and CCX140 Agreement. The increase from 2017 to 2018 was primarily due to the Company’s adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers effective January 1, 2018.

Research and development expenses were $17.8 million for the second quarter of 2018, compared to $14.3 million for the same period in 2017. The increase from 2017 to 2018 was primarily due to the patient enrollment of the avacopan Phase II clinical trial in patients with C3G and start-up expenses related to the CCX140 Phase II clinical trials in patients with FSGS.

General and administrative expenses were $4.7 million for the second quarter of 2018, compared to $4.2 million for the same period in 2017. The increase from 2017 to 2018 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, partially offset by a decrease in professional fees.

Net loss for the second quarter of 2018 was $6.9 million, compared to $9.2 million for the same period in 2017.

Total shares outstanding at June 30, 2018 were approximately 50.3 million shares.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 9, 2018 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 6238899. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA-associated Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether avacopan and CCX140 will be commercialized, whether the Company will initiate clinical development of avacopan in HS by the end of 2018 and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 12, 2018 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Steve Klass, Burns McClellan

212.213.0006

sklass@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)
	(in thousands, except per share data)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue	$15,022	$8,937	$24,568	$17,167

Total revenue	15,022	8,937	24,568	17,167
Operating expenses:
Research and development	17,759	14,329	32,501	24,299
General and administrative	4,748	4,184	9,408	8,757

Total operating expenses	22,507	18,513	41,909	33,056

Loss from operations	(7,485)	(9,576)	(17,341)	(15,889)
Total other income, net	611	336	1,050	653

Net loss	$(6,874)	$(9,240)	$(16,291)	$(15,236)

Basic and diluted net loss per common share	$(0.14)	$(0.19)	$(0.33)	$(0.32)

Shares used to compute basic and diluted net loss per common share	49,542	48,224	49,198	48,169

	June 30, 2018	December 31, 2017
	(unaudited)
	(in thousands)
Condensed Consolidated Balance Sheets Data
Cash, cash equivalents and investments	$201,806	$135,220
Accounts receivable(1)	164	51,090
Working capital	116,217	146,893
Total assets	206,610	189,328
Accumulated deficit	(352,822)	(289,200)
Total stockholders’ equity	28,898	79,267

(1)	December 31, 2017 accounts receivable excluded the remaining $10.0 million cash commitment for the Avacopan Amendment received from Vifor in February 2018.